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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Tyco Capital Corporation

    We consent to the incorporation by reference in Registration Statements
No. 33-85224, No. 333-22283, No. 333-43323, No. 333-64539, No. 333-64529,
No. 333-73255, No. 333-49276, No. 333-53688 and No. 333-62540 on Form S-3 of
Tyco Capital Corporation (formerly The CIT Group, Inc.) of our report dated January 25, 2001, relating to the consolidated balance sheet of The CIT Group, Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000, which report appears in the September 30, 2001 Annual Report on Form 10-K of Tyco Capital Corporation.

KPMG LLP

Short Hills, New Jersey
December 28, 2001